Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of Bar Harbor Bankshares of our report dated August 25, 2003, relating to our audit of the statement of net assets available for benefits of Bar Harbor Bankshares 401(k) Plan as of December 31, 2002, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2003 annual report on Form 11-K of Bar Harbor Bankshares 401(k) Plan.

 /s/ Berry, Dunn, McNeil & Parker

Bangor, Maine
February 22, 2005